Exhibit T3B.3

186th AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

BRASDRIL SOCIEDADE DE PERFURAÇÕES LTDA.

CNPJ/ME No. 42.101.311/0001-97

NIRE 3320732417-1

The parties hereto: (a) DIAMOND OFFSHORE HOLDING, L.L.C., a limited liability company organized and existing under the laws of Delaware, USA, with its head office at c/o Diamond Offshore Company, 15415 Katy Freeway, suite 100, Houston, Texas, USA, Zip Code 77094, enrolled with the General Registry of Corporate Taxpayers of the Brazilian Ministry of Economics (“CNPJ/ME”) under n. 05.490.832/0001-57, herein represented by its attorney-in-fact Mr. Darren Lee Hunchak, Canadian citizen, single, born on December 1, 1972, businessman, bearer of the RNE No. V400512-U and enrolled before Individual Taxpayer Registry (CPF/ME) under No. 060.112.877-00, with office in the City of Macae and State of Rio de Janeiro, at Avenida Ricardo Muylaerte, nº 950, Condomínio Golden Sun, Rua C, Casa 60, Lote 73, Imboassica, CEP 27932-000; and (b) DIAMOND OFFSHORE (BRAZIL) L.L.C., a limited liability company organized and existing under the laws of Delaware, USA, with its head office at c/o Diamond Offshore Company, 15415 Katy Freeway, suite 100, Houston, Texas, USA, Zip Code 77094, enrolled with the CNPJ/ME under n. 05.490.927/0001-70, herein represented by its attorney-in-fact Mr. Darren Lee Hunchak , above qualified, as the sole quotaholders of BRASDRIL SOCIEDADE DE PERFURAÇÕES LTDA. (hereinafter referred as “Company”), a limited liability company, with its head office at Loteamento Parque de Tubos, Quadra D, Lotes 39 to 57 (part), Imboassica, Zip Code 27925-540, in the City of Macaé, State of Rio de Janeiro, enrolled with the CNPJ/ME under n. 42.101.311/0001-97, with its Articles of Association filed with the Trade Board of the State of Rio de Janeiro under the NIRE 3320732417-1, hereby resolve to amend the Articles of Association, pursuant to the following terms and conditions:

I. Considering that the corporate capital of the Company is fully paid in, the quotaholders decide, unanimously and without reservations, to increase the capital stock of the Company from R$ 522,420,665.00 (five hundred and twenty two million, four hundred and twenty thousand, six hundred and sixty-five Reais) to R$ 572,420,665.00 (five hundred and seventy two million, four hundred and twenty thousand, six hundred and sixty-five Reais), representing thereby an increase in the total amount of R$ 50,000,000.00 (fifty million Reais), divided into 50,000,000 (fifty million) new quotas, with a par value of R$ 1.00 (one Real) each.

II. Next, the quotaholder DIAMOND OFFSHORE HOLDING, L.L.C., subscribes 37,375,000 (thirty seven million, three hundred and seventy-five thousand) new quotas and pays them in local currency with the proceeds resulting from the conversion into Reais of the remittance in the amount of US$ 7,201,348.75 (seven million, two hundred and one thousand, three hundred and forty eight Dollars and seventy five cents) / R$ 37,375,000.00 (thirty seven million, three hundred and seventy-five thousand Reais), upon closing of the foreign exchange contract No. 252900469 with Banco Itaú Unibanco S.A.

III. Thereafter, the quotaholders ratify that the amount of R$ 0.42 (forty two cents), remaining from previous payments, as it is lower than the value of a quota of the Company, shall remain allocated as capital reserve of the quotaholder DIAMOND OFFSHORE HOLDING, L.L.C. to be used if further capital increases.

IV. The quotaholder DIAMOND OFFSHORE (BRAZIL) L.L.C. subscribes the remaining 12,625,000 (twelve million, six hundred and twenty-five thousand) new quotas and pays them in local currency with the proceeds resulting from the conversion into Reais of the remittance in the amount of US$ 2,432,562.62 (two million, four hundred and thity two thousand, five hundred and sixty two Dollars and sixty two cents) / R$ 12,625,000.00 (twelve million, six hundred and twenty-five thousand Reais), upon closing of the foreign exchange contract No. 252900537 with Banco Itaú Unibanco S.A.

V. Thereafter, the amount of R$ 0.18 (eighteen cents), remaining from previous payments, as it is lower than the value of a quota of the Company, shall remain allocated as capital reserve of the quotaholder DIAMOND OFFSHORE (BRAZIL) L.L.C. to be used if further capital increases.

VI. As a result of the above decision, Clause 5 of the Company’s Articles of Association is hereby amended and shall read as follows:

“CLAUSE FIVE – CAPITAL STOCK

The capital stock, fully subscribed and paid in, in Brazilian currency is R$ 572,420,665.00 (five hundred and seventy two million, four hundred and twenty thousand, six hundred and sixty-five Reais), divided into 572,420,665 (five hundred and seventy two million, four hundred and twenty thousand, six hundred and sixty-five) quotas representing the capital stock, with a par value of R$ 1.00 (one Real) each, which are allocated to the quotaholders as follows:

QUOTAHOLDERS	Nº OF QUOTAS	R$	%
DIAMOND OFFSHORE HOLDING, L.L.C.	427,884,446	427,884,446.00	74.75
DIAMOND OFFSHORE (BRAZIL) L.L.C.	144,536,219	144,536,219.00	25.25

TOTAL	572,420,665	572,420,665.00	100.00

SOLE PARAGRAPH – The amount of R$ 0.42 (thirty five cents), as it is lower than the value of a quota of the Company, shall remain allocated as capital reserve of the quotaholder DIAMOND OFFSHORE HOLDING, L.L.C. to be used if further capital increases and the amount of R$ 0.18 (eighteen cents), as it is lower than the value of a quota of the Company shall remain allocated as capital reserve of the quotaholder DIAMOND OFFSHORE (BRAZIL) L.L.C.”

VII. Finally, the quotaholders hereby decide to restate the Articles of Organization of the Company, which, already reflecting the amendments approved herein, shall henceforth read as follows:

“ARTICLES OF ASSOCIATION OF

BRASDRIL SOCIEDADE DE PERFURAÇÕES LTDA.

CLAUSE ONE – NAME

The Company shall be called BRASDRIL SOCIEDADE DE PERFURAÇÕES LTDA. and is governed by these Articles of Incorporation, by Law n. 10,406, of 01.10.2002 (the Brazilian Civil Code) and, on a supplementary basis, by Law n. 6.404. of 12.15.1976 (Corporation Law) and other applicable regulations.

CLAUSE TWO – HEAD OFFICE

The head office of the Company is located at Loteamento Parque de Tubos, Quadra D, Lotes 39 to 57 (part), Imboassica, Zip Code 27925-540, in the City of Macaé, State of Rio de Janeiro, which will also be used as warehouse, its branch is located in the City of Macaé, State of Rio de Janeiro at Loteamento Parque de Tubos, Quadra D, Lotes 39 to 57, Imboassica, Zip Code 27925-540, and its warehouse is located in the City of Macaé, State of Rio de Janeiro, at Fazenda Imboassica s/n (part), Fazenda Imboassica, Zip Code 27.925-540. The Company may open and close branches, agencies and offices anywhere in Brazil, by decision of its quotaholders pursuant to Clause Nine of these Articles of Association.

CLAUSE THREE – DURATION

The Company shall last perpetually.

CLAUSE FOUR – PURPOSE

The Company’s purpose shall be the rendering of services to oil industry.

CLAUSE FIVE – CAPITAL STOCK

The capital stock, fully subscribed and paid in, in Brazilian currency is R$ 572,420,665.00 (five hundred and seventy two million, four hundred and twenty thousand, six hundred and sixty-five Reais), divided into 572,420,665 (five hundred and seventy two million, four hundred and twenty thousand, six hundred and sixty-five) quotas representing the capital stock, with a par value of R$ 1.00 (one Real) each, which are allocated to the quotaholders as follows:

QUOTAHOLDERS	Nº OF QUOTAS	R$	%
DIAMOND OFFSHORE HOLDING, L.L.C.	427,884,446	427,884,446.00	74.75
DIAMOND OFFSHORE (BRAZIL) L.L.C.	144,536,219	144,536,219.00	25.25

TOTAL	572,420,665	572,420,665.00	100.00

Sole Paragraph – The amount of R$ 0.42 (thirty five cents), as it is lower than the value of a quota of the Company, shall remain allocated as capital reserve of the quotaholder DIAMOND OFFSHORE HOLDING, L.L.C. to be used if further capital increases and the amount of R$ 0.18 (eighteen cents), as it is lower than the value of a quota of the Company shall remain allocated as capital reserve of the quotaholder DIAMOND OFFSHORE (BRAZIL) L.L.C.

CLAUSE SIX - LIABILITY

The liability of the quotaholders is limited to the value of their quotas, provided, however, that all the quotaholders are jointly and severally liable for the payment of subscribed but unpaid capital, pursuant to article 1052 of Law n. 10,406 of 01.10.2002.

CLAUSE SEVEN - TRANSFER AND ASSIGNMENT OF QUOTAS

A quota representing the capital stock is indivisible in relation to the Company, including for the purpose of assignment or transfer.

SOLE PARAGRAPH – The Company’s quotas shall not be sold, assigned or otherwise transferred to third parties without the prior consent of the quotaholder representing the majority of the Company’s capital.

CLAUSE EIGHT – ADMINISTRATION

The administration of the Company is incumbent upon Mr. DARREN LEE HUNCHAK, Canadian citizen, single, date of birth 01.12.1972, businessman, bearer of the Identification Card for Foreigners (RNE) No. V400512-U, enrolled with the Individual Taxpayer Registry (CPF/ME) under No. 060.112.877-00, resident and domiciled at Av. Ricardo Muylaerte Salgado, 950, Condominio Golden

Sun, Rua C, Casa 60, Lote 73, Imboassica, Macae, Rio de Janeiro, Brazil, Zip Code 27932-000, herein named General Director, who shall be vested upon with the use of the Company’s name and all necessary powers to manage the Company’s business, and may represent the Company in or out of Court, receive initial summons and execution, represent the Company before any Brazilian authority, mainly before the customs authorities, as well as to sign liability commitment before the Ministry of Finance, as well as practice any managerial act on behalf of the Company, with due regard to the provisions of this Clause. Quotaholders or the ones who are not quotaholders can be appointed for the position of manager of the Company.

PARAGRAPH ONE - The Directors appointed hereby declare that there is no legal impediment for them to undertake commercial activities pursuant to paragraph 1 of art. 1011 of Law n. 10,406 of 01.10.2002. The Directors, who are released from posting any bonds, shall be entitled to the remuneration set by quotaholders’ meeting.

PARAGRAPH TWO – With due regard to the provisions set forth on these Articles of Association, all the documents that create obligations to the Company shall, under penalty of not binding the Company, be executed: (a) by one (01) of the Directors; (b) by two (two) attorneys-in-fact appointed in accordance with Paragraph Four of this Clause; or (c) individually by one (01) attorney-in-fact appointed under the terms of Paragraph Four, in the situations of Paragraph Three of this Clause.

PARAGRAH THREE - The Company may be represented individually by 01 (one) attorney-in-fact appointed in accordance with Paragraph Four of this Clause: (a) to sign mail and day-to-day acts; and (b) to endorse bills for the purpose of collection and deposit, in the name of the Company in financial institutions; (c) in the case of a power-of-attorney granted to lawyers to represent the Company in administrative or judicial proceedings; or (d) before any federal, state or municipal authority in connection with administrative issues duly specified in the powers-of-attorney that shall not involve the assumption of any obligation by the Company.

PARAGRAPH FOUR - The powers-of-attorney granted by the Company shall be executed by one of the Directors, shall specifically establish the powers granted thereby, including the assumption of obligation mentioned in this Clause, which shall prohibit the delegation of powers and shall contain a validity term limited to 1 (one) year. The term provided for in this Paragraph and the restriction as to the delegation of powers do not apply to the powers-of-attorney granted to lawyers for the representation of the Company in administrative or judicial proceedings.

PARAGRAPH FIVE – The Directors are not able to dispose of or any way encumber the fixed assets of the Company, neither to take loans from banks or third parties without the writing approval of the quotaholders.

PARAGRAPH SIX – The Directors and the attorneys-in-fact of the Company shall not entail the Company with any transaction strange to the purpose of the Company, neither will give guaranties of any kind on behalf of the Company, which are not relevant for the transaction of the Company.

CLAUSE NINE - QUOTAHOLDERS’ DECISIONS

The Company resolutions shall be taken in meetings of the quotaholders that represent the majority of the Company’s capital, except if other voting requirements are established by Law. In accordance with art. 1010 of Law n. 10,406, of 01.10.2002, the quotaholders’ votes shall be counted according to the value of each quota. The meeting may be expendable when all the quotaholders decide the matter that is the purpose of the meeting, unanimously.

PARAGRAPH ONE – The quotaholders’ meeting shall be called by one of the Directors, by personal notices addressed to the quotaholders, at least 05 (five) days before the meeting. The meeting will be considered regularly called if attended by all quotaholders.

PARAGRAPH TWO – The quotaholders’ meeting shall be called to order with the presence of the quotaholders that represent, in the minimum, the majority of the Company’s capital. The quotaholders may be represented in the meeting by their attorneys-in-fact through a power-of-attorney, which shall specifically establish the powers granted thereby, shall prohibit the delegation of powers and shall contain a validity term limited to 1 (one) year. The powers-of-attorney granted under the terms of this Paragraph shall be filed in the Company’s head office.

PARAGRAPH THREE – The quotaholders’ meeting shall be held – I – ordinarily, within the 4 (four) months that follow the closing of the fiscal year, in order to: (a) take the Manager’s accounts and resolve upon the balance sheet and the economic result; and (b) to appoint the managers, whenever applicable, and establish their remuneration; and II – extraordinarily, whenever the Company’s interests so require.

PARAGRAPH FOUR – The documents referred to in letter (a) of the previous paragraph shall be made available to the quotaholders at the meeting.

PARAGRAPH FIVE – The quotaholders’ meeting shall be chaired by one of the Directors, who shall invite a quotaholder or a legal representative of a quotaholder to act as secretary. The Minutes of the Quotaholders’ Meeting shall be drafted in separate sheets, which shall be filed in chronological order at the Company’s head office.

CLAUSE TEN – DISSOLUTION OF THE COMPANY

The dissolution of the Company shall be deliberated by quotaholders pursuant to Clause Nine. Shall be the liquidator the quotaholder representing the majority of the corporate capital, or someone that this quotaholder indicates, the assets shall be used in the liquidation of the obligations and the remaining, if any, divided between the quotaholders according to their participation in the corporate capital.

PARAGRAPH ONE – Pursuant to Paragraph Two, the withdrawal, dissolution, extinction reorganization or bankruptcy of any quotaholders shall not cause the dissolution of the Company, that will continue with the remaining quotaholder, that shall indicate a new quotaholder to substitute the quotaholder within 180 (one hundred and eighty) days counted as of the day of the relevant event.

PARAGRAPH TWO - In case of extinction of the quotaholder by merger, amalgamation, spin-off or any other form of corporate succession, the successor of the referred quotaholder will substitute him entirely in the Company, pursuant to the relevant documents of the transaction.

PARAGRAPH THREE – The assets of the withdrawal, excluded, extinct, reorganization or bankrupted quotaholder shall be calculated regarding the amount of the net worth verified in a special balance sheet drawn in the last day of the month before the withdrawal, dissolution, extinction, reorganization or bankruptcy of the quotaholder and shall be paid to him or to his successors within 06 (six) months as of the date of the referred balance sheet.

PARAGRAPH FOUR – For the effects of the present clause: (i) the date of the withdrawal shall be the date of the Amendment to the Articles of Incorporation that makes effective the withdrawal of the quotaholder; (ii) the date of dissolution or extinction of the corporation shall be the date of the general meeting that approve the dissolution or extinction; (iii) the date of dissolution or extinction of the other companies shall be the date of the amendment of the articles of incorporation or the meeting of quotaholders that approve the dissolution or extinction; and (iv) the date of the reorganization shall be the date of the judicial decision; and (v) the date of bankruptcy shall be the date of the judicial decision.

CLAUSE ELEVEN - FISCAL YEAR AND PROFITS

The Company’s fiscal year shall begin on January 01 and end on December 31 of each fiscal year, on which date the financial and income statements shall be drawn up, pursuant to Art. 1.065 of Law n. 10. 406, of 01.10.2002.

PARAGRAPH ONE – The profits shall have the destination deliberated by the quotaholders in accordance with Clause Nine and the losses shall be accumulated for compensation in future fiscal years. The quotaholders may deliberate on the distribution of the profits without regard to the proportion of the equity interest of each quotaholder in the corporate capital.

PARAGRAPH TWO - By a decision of the quotaholders the Company, in accordance with Clause Nine, may draw up half yearly or intermediary financial statements and, based on them, declare a dividend.

CLAUSE TWELVE – JURISDICTION

Unless otherwise decided by the majority quotaholder, the Central Courts of the City of Rio de Janeiro, State of Rio de Janeiro, shall have exclusive jurisdiction to settle any disputes which may arise from these Articles of Incorporation, with exclusion of any other.”

Having thus agreed, the parties execute this instrument in one (1) original counterpart.

Macaé, November 17, 2020

DIAMOND OFFSHORE HOLDING, L.L.C. by Darren Lee Hunchak	DIAMOND OFFSHORE (BRAZIL) L.L.C. by Darren Lee Hunchak